CERTIFICATE

The undersigned hereby certifies that she is the Secretary of Morgan Stanley Global Fixed Income Opportunities Fund (the "Trust"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Amendment to the Declaration of Trust duly adopted by the Trustees of the Trust on December 5, 2012, as provided in Section 9.3 of the Declaration of Trust of the Trust, said Amendment to take effect on February 25, 2013, and I do hereby further certify that such Amendment has not been amended and is on the date hereof in full force and effect.

Dated this 25th day of February, 2013



_/s/ Mary E. Mullin_______________
Mary E. Mullin
Secretary


AMENDMENT



Dated: December 5, 2012
To be Effective: February 25, 2013






TO

MORGAN STANLEY GLOBAL FIXED INCOME
OPPORTUNITIES FUND

DECLARATION OF TRUST

DATED

December 18, 1991



MORGAN STANLEY GLOBAL FIXED INCOME
OPPORTUNITIES FUND

AMENDMENT TO THE DECLARATION OF TRUST


WHEREAS, Morgan Stanley Global Fixed Income
Opportunities Fund (the "Trust") was established by the Declaration of Trust, dated December 18, 1991, as amended from time to time (the "Declaration"), under the laws of the Commonwealth of Massachusetts;

WHEREAS, Section 9.3 of the Declaration provides that the Trustees may amend the Declaration without the vote or consent of Shareholders to change the name of the Trust or any Series or classes of Shares; and

WHEREAS, the Trustees of the Trust have deemed it advisable to redesignate the Class C Shares of the Trust as the Class L
Shares, such change to be effective on February 25, 2013;

NOW, THEREFORE:

I.  The Declaration is hereby amended to redesignate Class C
Shares of the Trust as "Class L Shares."

II. The Trustees of the Trust hereby reaffirm the Declaration, as amended, in all respects.





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